Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

AcelRx Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(1)
Fees to Be Paid	Equity	Common stock, par value $0.001 per share	457(c)	81,150(2)	$1.895	$153,780	$0.00011020	$17
	Total Offering Amounts					$153,780		$17
	Total Fee Offsets							—
	Net Fee Due							$17

(1)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on the average of the high and low prices of the Registrant’s common stock on November 9, 2022, as reported on The Nasdaq Global Market.

(2)

Consists of 81,150 shares of the Registrant’s common stock registered for resale by the selling stockholder named in this registration statement. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of common stock resulting from stock splits, stock dividends or similar transactions.